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                                                                    EXHIBIT 99.1

    XIRCOM EQUITY INVESTMENT FROM INTEL IS FINALIZED

    Shares Have Been Issued, Funds Transferred and
    Products are Shipping From Xircom to Intel Corporation


    THOUSAND OAKS, CALIF., MARCH 3, 1997 -- Xircom, Inc. (NASDAQ: XIRC), the leader in connectivity solutions for mobile professionals, announced today that Intel Corporation's equity investment in Xircom, valued at $52 million, has been completed.

    On January 16, 1997 Xircom reported that it had reached an agreement with Intel, in which Intel would purchase a 12.5 percent interest in the company's stock (2,516,405 million newly issued shares) and acquire warrants to obtain an additional 7.5 percent of the company's stock (1,509,903 million shares). This transaction is now finalized. In addition, Xircom has begun shipping products to Intel under a three-year technology and OEM agreement, also announced on January 16, 1997.

    "We are pleased to report that this transaction is fully funded and that the first products are shipping from Xircom to Intel," said Dirk Gates, chairman, president and chief executive officer of Xircom. "We look forward to a long and mutually beneficial relationship."

    Notice to Reader: This news release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties which could cause actual results to differ materially and include, but are not limited to, future shipments under the Intel OEM arrangement and introduction and market acceptance of new products. Other additional risks are described in the company's SEC report on Form 10-K for the fiscal year ended September 30, 1996. Investor information may be

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    found on Xircom's web site at www.xircom.com or on the SEC's EDGAR electronic filing database.

    Xircom Corporate Background. Founded in 1988, Xircom is the leading manufacturer of PC Card communications products for connecting mobile and remote portable computer users to corporate networks, the Internet, and other online services from a wide variety of locations. World Wide Web: http://www.xircom.com.

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    For more information, contact:
    Kristi Cushing
    Xircom, Inc.
    805-376-6968
    kcushing@xircom.com

    Xircom is a registered trademark of Xircom, Inc. GlobalACCESS, CreditCard Ethernet+Modem, CreditCard Modem, CountrySelect, and Netaccess are trademarks of Xircom, Inc. Other company product names have been used for identification purposes only and may be trademarks of their respective companies. Xircom is headquartered in Thousand Oaks, Calif., and has regional offices in Salem, N.H., Antwerp, Belgium, and Singapore. Sales:
    (800) 438-4526. Telephone: (805) 376-9300; Fax: (805) 376-9311.